Exhibit 10.1

MAYTAG CORPORATION

NON-EMPLOYEE DIRECTOR STOCK OPTION AGREEMENT

Maytag Corporation, a Delaware corporation (the “Company”), hereby grants, on this      day of                     ,              (“Option Date”), to DIRECTORS NAME (the “Director”), pursuant to the provisions of the Maytag Corporation 2002 Employee and Director Stock Incentive Plan (the “Plan”), an option to purchase from Maytag (the “Option”)              shares of its common stock, $1.25 per share par value (“Shares”), at the Option Price of $             per Share but only upon and subject to the terms and conditions set forth below. Capitalized terms used and not defined in this Agreement have the meanings given them in the Plan.

1. Option Subject to Acceptance of Agreement.

The Option shall become null and void unless the Director shall accept this Agreement by executing it in the space provided below and returning to Maytag within 30 days after the Option Date.

2. Time and Manner of Exercise of Option.

2.1. Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after                     ,              (the “Expiration Date”).

2.2. Vesting of Option. This Option shall fully vest on                     ,             , subject to the terms and conditions of this Agreement and the Plan (including without limitation accelerated vesting upon a Change of Control under Section 17 of the Plan).

2.3. Procedure for Exercise; Payment of Option Price. Subject to the limitations set forth in this Agreement, the Option may be exercised by delivery of written notice to Maytag specifying the number of Shares to be purchased, accompanied by payment in full of the Option Price for such number of Shares. The Option Price shall be payable in cash except that, the Director (or other person entitled to exercise the Option under the terms of this Agreement) may pay the Option Price in whole or in part by using previously-owned Shares (provided that such Shares either have been held for at least six months or were purchased by the Director or such other person on the open market) having an aggregate “fair market value” (as defined in the Plan), determined as of the date of exercise, equal to the aggregate Option Price payable by reason of such exercise. The Director (or other person entitled to exercise the Option under the terms of this Agreement) may use the attached attestation to exercise with previously owned Shares.

2.4. Termination of Option. (a) In no event may the Option be exercised after it terminates as set forth in this paragraph 2.4. The Option shall terminate to the extent not exercised or earlier terminated on or before its Expiration Date.

(b) If the Director’s membership on the Board terminates as a result of the Director’s disability (as determined by the Compensation Committee in its sole discretion) or

Retirement, this Option shall immediately vest (to the extent not previously vested) and may thereafter be exercised by the Director (or the Director’s executor, administrator, legal representative or similar person) until and including the earlier to occur of (i) the date which is three years after the effective date of the Director’s termination of service, and (ii) the Expiration Date of the term of this Option.

(c) If the Director voluntarily terminates the Director’s membership on the Board (not as a result of death, disability or Retirement), this Option may thereafter be exercised by the Director, to the extent it was exercisable immediately before such termination, until and including the earlier to occur of (i) the date which is three years after the date of such termination, and (ii) the Expiration Date of the term of this Option.

(d) If the Director is removed from the Board for cause (as determined by the Compensation Committee in its sole discretion), this Option shall immediately terminate in full.

(e) If the Director dies during the period set forth in Section 2.4(b) or Section 2.4(c) following termination of the Director’s membership on the Board, this Option may thereafter be exercised, to the extent it was exercisable immediately before the Director’s death, by the Director’s executor, administrator, legal representative, beneficiary or similar person until and including the earlier to occur of (i) the date which is one year after the date of death and (ii) the Expiration Date of the term of this Option.

(f) If the Director dies while serving as a Director, this Option shall immediately vest (to the extent not previously vested) and may thereafter be exercised by the Director’s executor, administrator, legal representative or similar person) until and including the earlier to occur of (i) the date which is one year after the date of death, and (ii) the Expiration Date of the term of this Option.

3. Additional Terms and Conditions of Option.

3.1. Nontransferability of Option. The Option and any rights under this Agreement may be transferred by the Director by will or the laws of descent and distribution or through a properly executed designation of beneficiary. In addition, subject to the prior written approval of the Committee, the Director may transfer all or a portion of the Option to immediate family members or trusts or limited partnerships formed for the benefit of those members via an authorized assignment. Any other transfer or any attempted assignment, pledge or hypothecation, whether or not by operation of law, shall be void. The Option shall not be subject to execution, attachment or other process, and no person shall be entitled to exercise any rights of the Director hereunder or possess any rights hereunder by virtue of any attempted execution, attachment or other process. Except to the extent permitted by this paragraph 3.1, this Option may only be exercised by the Director (or a legal representative or similar person) during his or her lifetime.

3.2. Compliance with Applicable Law. The Option is subject to the condition that if the listing of the Shares covered by the Option on any securities exchange, or the registration or qualification of such Shares under any federal or state law, or the consent or approval of any regulatory body shall be required as a condition of, or in connection with, the granting of the Option or the purchase or delivery of Shares hereunder, the Option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained. Maytag agrees to make every reasonable effort to effect or obtain any such listing, registration, qualification, consent or approval.

3.3. Delivery of Certificates. Upon the exercise of the Option in whole or in part, Maytag shall deliver one or more certificates or make appropriate book entries, as applicable, representing the number of Shares purchased against full payment therefor. Maytag shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery. Notwithstanding the foregoing, Maytag reserves the right to require that Shares issued upon exercise of the Option be held in escrow for such periods as the Committee shall determine, and to require that such Shares bear any legend the Committee may deem appropriate for the protection of Maytag under federal and state securities laws or otherwise.

3.4. Option Confers No Rights as Shareholder. The Director shall not be entitled to any privileges of ownership with respect to Shares subject to the Option unless and until purchased and delivered upon the exercise of the Option, in whole or in part, and the Director shall not be considered a shareholder of Maytag with respect to any such Shares not so purchased and delivered.

3.5. Option Confers No Rights to Continue as a Director. In no event shall the granting of the Option or its acceptance by the Director give or be deemed to give the Director any right to continue as a member of the board of directors of Maytag.

3.6. Agreement Subject to Plan. This Agreement is subject to the provisions of the Plan, and shall be interpreted in accordance therewith. The Director hereby acknowledges receipt of a copy of the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

3.7. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of Maytag and any person or persons who shall acquire any rights hereunder in accordance with this Agreement or the Plan.

4. Miscellaneous Provisions.

4.1. Notices. All notices, requests or other communications provided for in this Agreement shall be made in writing either (1) by actual delivery into the hands of the party entitled thereto, or (2) by mailing in the U. S. mails to the last known address of the party entitled thereto, via certified mail, return receipt requested or by facsimile. The notice shall be deemed to be received in case (1) on the date of its actual receipt by the party entitled thereto, and in case (2), on the date of its mailing or date sent via facsimile.

4.2. Governing Law. This Agreement shall be governed in accordance with the internal laws of the State of Delaware.

4.3. Counterparts. This Agreement may be executed in two counterparts each of which shall constitute one and the same instrument.

MAYTAG CORPORATION

Accepted this day of , .

Director

Attachment:	Attestation Form